Exhibit 3.12

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

KORVAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:  That at a meeting of the Board of Directors of KORVAL, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “ARTICLE ONE” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is GTRC Services, Inc.”

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the sole stockholder of said corporation approved said amendment by written consent in accordance with Section 211(b) of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 20th day of May, 2011.

KORVAL, Inc.

/s/ Leland P. Smith
Leland P. Smith, EVP & Secretary